A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2022

GENERATION INCOME PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-40771	47-4427295
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	401 East Jackson Street, Suite 3300 Tampa, Florida	33602
	(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (813)-448-1234

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	GIPR	The Nasdaq Stock Market LLC
Warrants to purchase Common Stock	GIPRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

           Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01 Entry into a Material Definitive Agreement

On May 9, 2022, Generation Income Properties L.P. (the “Operating Partnership”), the operating partnership of Generation Income Properties, Inc. (the “Company”), entered into a new Commitment Letter with American Momentum Bank (the “Lender”) for a $50 million commitment (the “Comittment”) to be used for the acquisition of individual income producing real estate properties.  The new Commitment will become effective contingent upon the Company completing a future capital raise of $25.0 million or more (the “Effective Date”), and prior to such time, the Lender’s existing $25.0 million commitment (which has a zero balance as of the date hereof) will remain in place.  From and after the Effective Date and similar to the existing commitment from Lender, under the Commitment, the Operating Partnership will have the ability to borrow individual loans from Lender to finance specific real estate acqusitions, with each loan being subject to independent underwriting approval and mutually agreeable loan documentation, including but not limited to conditions precedent, representations and warranties, affirmative covenants, negative covenants, events of default, definition of terms, and other provisions customary to financing by Lender generally.  The Commitment will have a duration of 2 years from the Effective Date.

Borrowings under the Comittment will accrue interest at a variable rate equal to the Wall Street Journal Prime rate, adjusted monthly, subject to a floor interest rate of 3.25% per annum.  At each loan closing under the Comittment, the borrower shall pay the Lender a commitment fee equal to 0.50% of the applicable loan amount.  Each loan will have an interest-only payment term for twenty-four months from the applicable loan closing date and all interest and principal outstanding shall be due and payable in full two years from the applicable loan closing date.  Each loan will be secured by the real estate property acquired and the associated rental income and payment will be guaranteed by the Operating Partnership.  David Sobelman, the Company’s Chairman, President and Chief Executive Officer, will be required to execute a non-recourse guarantee in connection with each loan that is subject to standard “bad-boy” carve out provisions.

Each loan agreement under the Comittment will require the borrower to maintain a debt service coverage ratio of not less than 1.50 to 1.00 over the term of the loan and will contain customary affirmative covenants, negative covenants and events of default.  Should any event of default occur, the loan commitments under the Comittment may be terminated and any outstanding borrowings, together with accrued interest, could be declared immediately due and payable.  The Comittment is voidable at the option of the Lender in specified circumstances, including a material adverse change in the Company’s financial condition and upon any changes in management of the Company that are unacceptable to the Lender.

The foregoing description of the Comittment does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Comittment, a copy of which if filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligations or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained under Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 7.01.	Regulation FD Disclosure.

On May 10, 2022, the Company issued a press release announcing the entry into the commitment letter for the Comittment. A copy of the press release is being filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information provided in Item 7.01 of this Current Report on Form 8-K and in the attached Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Commitment for $50 Million Master Credit Comittment with American Momentum Bank dated May 9, 2022
99.1	Press Release dated May 10, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERATION INCOME PROPERTIES, INC.

Date: May 10, 2022	By:	/s/ Allison Davies
Allison Davies
Chief Financial Officer